Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of
Whitman Corporation:

     We consent to incorporation by reference in Registration Statement Nos. 33-58209 and 333-16355 on Forms S-3, Registration Statement No. 33-62113 on Form S-4 and Registration Statement Nos. 333-53883, 33-65006, 33-28238 and 33-53427
on Forms S-8 of Whitman Corporation of our report dated January 25, 1999, relating to the consolidated balance sheets of Whitman Corporation and subsidiaries as of the end of fiscal years 1998 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 1998, 1997 and 1996 which report appears in this annual report on Form 10-K/A.


/s/ KPMG LLP


Chicago, Illinois
April 16, 1999